UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 20, 2010

Portfolio Recovery Associates, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2010, Portfolio Recovery Associates, Inc. ("PRA"), entered into a new secured credit agreement (the "Credit Agreement") by and among PRA, Portfolio Recovery Associates, LLC, PRA Holding I, LLC, PRA Location Services, LLC, PRA Government Services, LLC, PRA Receivables Management, LLC, PRA Holding II, LLC, PRA Holding III, LLC, Muniservices, LLC, Bank of America, N.A., as administrative agent, Wells Fargo Bank, N.A., as syndication agent, Suntrust Bank, as documentation agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint book managers. The total credit facility includes an aggregate principal amount available of $407.5 million which consists of (i) a $50 million fixed rate loan that matures on May 4, 2012, which was transferred from PRA’s existing credit agreement and (ii) a $357.5 million revolving credit facility that matures on December 20, 2014.

The revolving credit facility is subject to borrowing base limitations and includes a $20 million swingline loan sublimit and a $20 million letter of credit sublimit. The revolving credit commitment of each fixed rate lender will be automatically increased by the amount of repayment upon maturity of the fixed rate loan of such fixed rate lender. The revolving commitments may be borrowed, repaid and reborrowed, as applicable, until the termination date thereof. The Credit Agreement also includes a $142.5 million incremental revolving credit facility.

The fixed rate loan bears interest at a rate of 6.8% per annum, payable monthly in arrears. The revolving loans will accrue interest, at the option of PRA, at either the base rate plus 1.75% per annum or the Eurodollar rate plus 2.75% per annum. Interest is payable on base rate loans quarterly in arrears and on Eurodollar loans in arrears on the last day of each interest period or if such interest period exceeds three months, every three months.

Voluntary prepayments of the fixed rate loan are subject to the payment of a yield maintenance fee. Revolving loans may be voluntarily prepaid without penalty.

PRA’s obligations under the credit facility are guaranteed by each of PRA’s wholly owned domestic subsidiaries. The obligations of PRA and the guarantors under the credit facility are secured by a first priority lien on substantially all of the assets of PRA and its wholly owned domestic subsidiaries.

The Credit Agreement contains customary affirmative and negative covenants and events of default. The Credit Agreement also contains financial covenants that require PRA to maintain a maximum consolidated leverage ratio, minimum consolidated tangible net worth and minimum consolidated income from operations. Upon the occurrence and during the continuance of an event of default, the administrative agent shall, at the direction of, or may, with the consent of, lenders holding more than 50% of the commitments, accelerate the obligations under the Credit Agreement.

The revolving credit facility also bears an unused commitment fee of 0.375% per annum, payable quarterly in arrears.

The foregoing does not constitute a complete summary of the terms of the Credit Agreement and reference is made to the complete form of the Credit Agreement attached as Exhibit 10.1 to this report and is hereby incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

On December 20, 2010, in connection with the execution of the Credit Agreement, the Fourth Amended and Restated Loan and Security Agreement, dated September 3, 2008, by and among PRA, Bank of America, N.A., Wachovia Bank, National Association, RBC Bank (USA), Suntrust Bank, and JPMorgan Chase Bank, N.A. (the "Prior Credit Facility") was terminated, the revolving credit advances, interest and fees under the Prior Credit Facility were repaid in full and the principal amount of the outstanding fixed rate loans under the Prior Credit Facility was transferred to the Credit Agreement. PRA incurred no prepayment premiums or penalties in connection with the repayment of amounts under, or termination of, the Prior Credit Facility.

A description of the material terms of the Prior Credit Facility can be found under Item 1.01 in the Form 8-K filed by PRA on September 8, 2008 and under the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources" in PRA’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 and are incorporated herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above under Item 1.01 is hereby incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit 10.1 Credit Agreement, dated as of December 20, 2010, by and among Portfolio Recovery Associates, Inc., Portfolio Recovery Associates, LLC, PRA Holding I, LLC, PRA Location Services, LLC, PRA Government Services, LLC, PRA Receivables Management, LLC, PRA Holding II, LLC, PRA Holding III, LLC, Muniservices, LLC, Bank of America, N.A., as administrative agent, Wells Fargo Bank, N.A., as syndication agent, Suntrust Bank, as documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint book managers, and the lenders party thereto.

Exhibit 99.1 Press release dated December 22, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portfolio Recovery Associates, Inc.

December 22, 2010	By:	/s/ Kevin P. Stevenson

Name: Kevin P. Stevenson
Title: EVP/CFO

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 20, 2010, by and among Portfolio Recovery Associates, Inc., Portfolio Recovery Associates, LLC, PRA Holding I, LLC, PRA Location Services, LLC, PRA Government Services, LLC, PRA Receivables Management, LLC, PRA Holding II, LLC, PRA Holding III, LLC, Muniservices, LLC, Bank of America, N.A., as administrative agent, Wells Fargo Bank, N.A., as syndication agent, Suntrust Bank, as documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint book managers, and the lenders party thereto.
99.1	Press release dated December 22, 2010.